Exhibit 99.4
CONSENT OF BANC OF AMERICA SECURITIES LLC
[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]
The Board of Directors
Avanex Corporation
40919 Encyclopedia Circle
Fremont, California 94538
Ladies and Gentlemen:
We hereby consent to the inclusion of our opinion letter, dated January 27, 2009, to the Board of Directors of Avanex Corporation (“Avanex”) as Annex E to, and reference thereto under the headings “SUMMARY — Opinions of Financial Advisors — Opinion of Avanex’s Financial Advisor” and “BOOKHAM PROPOSAL NO. 1 AND AVANEX PROPOSAL NO. 1 — THE MERGER — Opinion of Avanex’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving Avanex and Bookham, Inc. (“Bookham”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Bookham. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

February 25, 2009